Exhibit 10.2

RESIGNATION

Board of Directors China De Xiao Quan Care Group Co., Ltd.

Dear Sirs:

Effective immediately, I hereby resign as the CEO, Secretary, Treasurer and Director of China De Xiao Quan Care Group Co., Ltd CDXQ, a Nevada Corporation (the "Corporation").

My Resignation is not due to any disagreement with the Corporation on any matter relating to the Corporation's operations, policies, practices, or otherwise.

Dated: March 31, 2023

/s/ Chongyi Yang

Chongyi Yang